Exhibit 10.8

DEED OF SALE

By SCCV CANTELOUP

For the benefit of ARC GLOBAL II BORDEAUX

Of the Asset located at BEYCHAC-ET-CAILLAU (GIRONDE), place-name Le Canteloup

TABLE OF CONTENTS

TABLE OF CONTENTS	2

PART ONE: STANDARDIZED MORTGAGE DOCUMENT	1

1. DEFINITIONS	1

2. DESCRIPTION OF THE PARTY REPRESENTING THE VENDOR	3

2.1 Identification of the Vendor	3
2.2 Powers of representation	3
2.3 Declaration of capacity	3
2.4 Address for service	4

3. DESCRIPTION OF THE PARTY REPRESENTING THE PURCHASER	4

3.1 Identification of the Purchaser	4
3.2 Powers of representation	4
3.3 Declaration of capacity	5
3.4 Address for service	5

4. AGREEMENT	5

5. DESIGNATION DU BIEN IMMOBILIER	6

5.1 Situation et references cadastrales du terrain d’assiette	6
5.2 Désignation des constructions
5.3 Retrocession of part of the land area	6

6. EFFET RELATIF	7

7. ENJOYMENT OF PROPERTY	7

8. PRICE	7

8.1 Payment of Price – Declaration of origin of funds	8
8.2 Waiver of Vendor’s preferential right and of the termination action – registration of a money lender’s lien	9

9. tax	10

9.1 Transfer of ownership regime	10
9.1.1 On VAT	10
9.1.2 On registration duty	11
9.1.3 Calculation of Duty	11
9.1.4 Property transaction formalities fee	11
9.1.5 The Sale shall be subject to the Property transaction formalities fee	11
9.2 Real Property Capital Gain	11

10. PROPERTY REGISTER – MISCELLANEOUS PUBLICATIONS	12

10.1 Property Register	12

10.2 Sole Formality Procedure	12
10.3 Address for service for Property Register formalities – Powers of attorney for accomplishment of formalities	12
10.3.1 Address for service:	12
10.3.2 Powers of attorney for accomplishment of formalities	12

END OF STANDARDIZED PART	12

PART TWO	13

11. Framework OF THE OPERATION	13

11.1 Economie de l'operation - Remise de documents	13
11.2 Transfer of benefit of the promise of sale	13
11.3 Novation	14
11.4 Confidentiality	14
11.5 Expenses	14
11.5.1 Principles	14
11.5.2 Commission for intermediaries	14
11.5.3 Expenditure	14

12. OPERATION OF THE REAL PROPERTY ASSET	15

12.1 Leasing Situation	15
12.1.1 Description of the leasing situation	15
12.1.2 Guarantee deposits	16
12.1.3 Pro-rata rents	16
12.1.4 Charges - Adjustment	17
12.2 Subscriptions and contracts	17
12.3 Buildings insurance	18
12.3.1 Contract	18
12.3.2 Claims in progress	18
12.3.3 Submission of documents	18

13. INFORMATION ON THE REAL PROPERTY ASSET	19

13.1 Urban Planning	19
13.1.1 Principle	19
13.1.2 List of documents obtained	19
13.1.3 Mines and quarries	20
13.1.4 Assainissement	20
13.1.5 Rejet des eaux pluviales	22
13.1.6 Alea-retrait gonflement des argiles	22
13.1.7 Cavités souterraines	22
13.2 Methods of holding - Organisation	23
13.2.1 Development for business use "LE BOIS DE CANTELOUP"	23
13.2.2 Development owners’ association [Association syndicale libre] for the "ZONE D'ACTIVITES DU BOSPLAN"	23
13.3 Charges and conditions	23
13.3.1 Garantie d’éviction	24

13.3.2 Conditions de la Vente	24
13.3.3 Servitudes	25
13.4 Technical Surveys	26
13.4.1 Technical survey file/General provisions	26
13.4.2 Combating lead poisoning / Statement of risk of exposure to lead	27
13.4.3 Conditions regarding the law on termites and other wood-boring insects / Statement on the presence of termites	28
13.4.4 Regulations on asbestos	28
13.4.5 Report on internal gas installations	29
13.4.6 Report on internal electrical installations	29
13.4.7 Risques naturels, miniers et technologiques	30
13.4.8 Survey of energy performance	32
13.5 Mandatory environmental authorisations	33
13.5.1 Regulations on facilities classified for the protection of the environment	33
13.5.2 Etude de sol	37
13.5.3 Legionella	37
13.6 Administrative authorisations – Works	38
13.6.1 Administrative authorisations	38
13.6.2 Advisory Maintenance File	39
13.7 Origine de propriété	40
13.7.1 Origine de propriété immédiate	40
13.7.2 Origine de propriété antérieure	40
13.7.3 Submission of Titles	45
13.8 Mortgage situation	45
13.8.1 Mortgage report	45
13.8.2 Accessory agreements on rights in rem which may encumber the Real Property Asset	46

14. FINANCIAL RELATIONS BETWEEN THE PARTIES	46

14.1 Pro-rata accounts	46
14.1.1 Leasing Situation	46
14.1.2 Tax	47
14.1.3 Discharging receipt	47
14.2 Summary table of pro-rata amounts	47
14.3 Origin of funds	47
14.4 Foreign investments	48

15. MISCELLANEOUS PROVISIONS	48

15.1 Legal information	48
15.2 Declaration of sincerity	49
15.3 Correspondence - Notifications	49
15.3.1 Principle	49
15.3.2 Deadlines	50
15.3.3 Applicable law and jurisdiction	50

IN THE YEAR TWO THOUSAND AND FOURTEEN

On the twenty-ninth of December

In PARIS (75017), 72 avenue de Wagram,

Maître Julien CAHEN, Notary in the professional civil partnership named “Bruno CASTERAN, Pierre CENAC & Laurent HOSANA, Notaries in Partnership”, holder of a Notarial Office in PARIS (17th arrondissement),

With the participation of Maître Xavier BOUCHÉ, Notary in NANTES, assisting the Vendor,

Prepared this deed at the request of the Parties identified hereunder.

This Deed comprises two parts exclusively for the purpose of satisfying the Property Register publication requirements and in any event, the Deed as a whole constitutes an indivisible document; the fact that the provisions may be included in one or other partyof this Deed has no influence whatsoever on its legal scope and effects.

PART ONE: STANDARDIZED MORTGAGE DOCUMENT

1.	DEFINITIONS

In the body of this Deed, certain terms have precise definitions:

- "Purchaser": means the company named ARC GLOBAL II MARSEILLE, the party appearing in Article Error! Reference source not found.. DESCRIPTION OF THE PARTY REPRESENTING THE PURCHASER.

- "Deed of Sale” or “Deed”: means this Deed, in both its two parts.

- "Schedule": means any document appended to the Deed of Sale; all Schedules form an indivisible whole with the Deed of Sale proper.

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- "Article": means any article herein.

- "Lease” or “Leases”: means the leases concluded for the Real Property Asset as shown in the Information Pack defined hereunder.

- "Real Property Asset”: means the Building.

- "Information Pack": means all documents made available by the Vendor to the Purchaser and the latter’s advisors, of which a list is appended hereto at Article 11.

- "Leasing File”: means the file containing documents regarding the leasing situation held by the Real Property Asset manager.

- "Building” means together the land, the structures built thereon and their equipment constituting fixtures, more amply described below in Article 5, all forming the subject-matter of the Sale.

-"Confidential Information”: means any information collected by a Party in the context of preparing this Promise or concerning in any manner, this transaction.

- "Worked Days”: means any day of the week other than a Saturday, Sunday or public holiday in France. It is specified that if any of the obligations of the Parties must be executed on a day which is not a Working Day, said obligation must be executed on the next Worked Day and if any of the notices which must be made under this Deed must be made on a day which is not a Worked Day, said notice must be issued at the latest on the next Worked Day.

- "Lessees”: means the legal persons currently occupying the Real Property Asset under the Leases.

- "Party or Parties”: means the Vendor and/or the Purchaser.

- "First Part”: means the part of the standardized Deed of Sale containing the information necessary for the Property Register publication formalities and the levying by the tax administration of all taxes or duty owed by virtue of the present Deed.

- "this Deed”: means this Deed of Sale, in both its two parts.

- "Part Two”: means the non-standardized part of Deed of Sale containing the agreements which are not necessary for Property Register publication formalities and the levying by the tax administration of all taxes or duty owed by virtue of the present Deed.

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- "Vendor”: means the company named SCCV CANTELOUP, of which the parties appearing are identified in Article Error! Reference source not found.: DESCRIPTION OF THE PARTY REPRESENTING THE VENDOR.

- "Sale”: designates the subject-matter of this Deed.

2.	DESCRIPTION OF THE PARTY REPRESENTING THE VENDOR

2.1	Identification of the Vendor

The company named SCCV CANTELOUP, a civil construction and sale company [Société Civile de Construction Vente] with registered capital of €1,000.00 having its headquarters in SAINT-HERBLAIN CEDEX (44821), rue du Moulin de la Rousselière C.P. 4106, identified in SIREN as number 751218660 and entered in the NANTES Trade and Companies Register.

2.2	Powers of representation

The Vendor is represented by:

Mr Jean-Claude CHAN, specially authorised for the present purposes according to a deed setting out the unanimous decisions of the company shareholders resolved at SAINT-HERBLAIN on 19 September 2014 of which a certified copy is appended hereto after reference.

(Schedule 1. - Powers of attorney of the Vendor)

2.3	Declaration of capacity

The representative of the Vendor in said capacity represents and warrants under its own responsibility the following information, without which the Purchaser would not have contracted this Deed:

-	the Vendor is a company incorporated under French law duly constituted and existing, of which the details stated in this Deed are accurate and up to date,

-	the Vendor is not and has not been the subject of measures associated with applications of the provisions of Articles L 611-1 et seq, L 620-1 et seq and L 631-1 et seq of the French Commercial Code, on the safeguarding procedure, judicial supervision with a view to implementing a recovery plant, appointment of an independent receiver, a conciliator, judicial administrator or liquidator in application of the foregoing provisions,

-	the Vendor is not party to any claim for nullity or dissolution,

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-	the Vendor and its representative have legal capacity and have obtained all consents and authorisations of their corporate bodies and, if applicable, of the competent administrative authorities and all other consents and authorisations which may be necessary to authorise them to conclude and execute the obligations deriving from the Sale.

-	the signature and execution of the Sale by the Vendor do not contravene any contract or undertaking to which it is party, nor any law, regulation, administrative, judicial or arbitral decision enforceable against it, of which the non-respect could have a negative influence or impede satisfactory execution of the undertakings deriving from the Sale.

2.4	Address for service

For execution of the present Deed, the Vendor’s address for service is at its registered office.

3.	DESCRIPTION OF THE PARTY REPRESENTING THE PURCHASER

3.1	Identification of the Purchaser

The company named ARC GLOBAL II Bordeaux, a professional partnership having its headquarters in PARIS (9th arrondissement), 12 rue de la Chaussée d'Antin, identified in SIREN as number 808 542 633 and entered in the PARIS Trade and Companies Register.

3.2	Powers of representation

The Purchaser is represented by:

Mr Rafik SOUSSI, representative, with professional address for service in LONDON, (United Kingdom), W1G 0JF, 37 – 38 Margaret Street,

Acting by virtue of powers vested in him by Mr Graydon BUTLER, according to a power of attorney under private deed dated 29 December 2014,

Mr Graydon BUTLER acting under the terms of said delegation of powers, in his capacity of manager of the company and especially authorised to this effect according to the resolutions of the shareholder’s general meeting of the company dated 29 December 2014;

the following are appended hereto:

-	A copy of the power of attorney dated 29 December 2014, and
-	A copy of the minutes of the resolutions of the company dated 29 December 2014.

(Schedule 2. - Powers of attorney of the Purchaser)

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3.3	Declaration of capacity

The representative of the Purchaser in said capacity represents and warrants under his own responsibility the following information, without which the Vendor would not have of representation:

-	the Purchaser is a company incorporated under French law duly constituted and existing, of which the details stated in this Deed are accurate and up to date,

-	the Purchaser is not and has not been the subject of measures associated with applications of the provisions of Articles L 611-1 et seq, L 620-1 et seq and L 631-1 et seq of the French Commercial Code, on the safeguarding procedure, judicial supervision with a view to implementing a recovery plant, appointment of an independent receiver, a conciliator, judicial administrator or liquidator in application of the foregoing provisions,

-	the Purchaser is not party to any claim for nullity or dissolution

-	the Purchaser and its representative have legal capacity and have obtained all consents and authorisations of their corporate bodies and, if applicable, of the competent administrative authorities and all other consents and authorisations which may be necessary to authorise them to conclude and execute the obligations deriving from the Sale.

-	the signature and execution of the Sale by the Purchaser do not contravene any contract or undertaking to which it is party, nor any law, regulation, administrative, judicial or arbitral decision enforceable against it, of which the non-respect could have a negative influence or impede satisfactory execution of the undertakings deriving from the Sale.

3.4	Address for service

For execution of the present Deed, the Purchaser’s address for service is at its registered office.

4.	AGREEMENT

The Vendor sells, according to the present Deed, to the Purchaser which accepts, the Real Property Asset described hereunder.

The Purchaser declares it accepts the Real Property Asset as it exists, declaring it has inspected and visited the latter and was able to carry out all investigations as indicated hereunder in Article 11.

The Sale is concluded according to the sole charges, conditions and guarantees restrictively stipulated in the present Deed, of which some are set forth in more detail in the Second Part.

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It is specified, regarding standardization of the Deed of Sale as two parts, that none of the charges, conditions, declaration and guarantees in the Second Part give rise to any taxation or Property Register publication formalities.

5.	IDENTIFICATION OF THE ASSET

5.1	Location and land register

In Beychac-et-Caillau (Gironde), 33750 locality Canteloup, appearing on the land register:

Section	No.	Locality	Surface area
E	237	Canteloup	00 ha 07 a 80 ca
E	300	Canteloup	00 he 08 a 50 ca
E	301	Canteloup	00 ha 22 a 10 ca
E	302	Canteloup	00 ha 18 a 60 ca
E	303	Canteloup	00 ha 74 a 05 ca
E	304	Canteloup	02 ha 44 a 70 ca
E	305	Canteloup	01 ha 56 a 60 ca
E	306	Canteloup	00 ha 74 a 30 ca
E	1329	Canteloup	00 ha 05 a 73 ca

Total surface area: 06 ha 12 a 38 ca

5.2	Description

The building is comprised of:

-	two ground floor units for warehouse use, with loading platforms, for a total surface area of approximately 12,522 sq.m.
-	one ground floor and first floor unit, for office and employee premises use, for a total surface area of approximately 1,498 sq.m.

All built on the aforementioned plots, on which are built:

-	18,105 sq.m. of common roads,
-	5,705 sq.m. of concrete slab,
-	170 outdoor parking spaces and a shelter for 2 wheel motorbikes for approximately 40 spaces.

As said Asset exists, extends, continues and consists, without all facilities, appurtenances and fixtures, easements and party walls, fences, any rights and options attached thereto, without exception or reservation, other than those which, where applicable, may be set forth hereunder.

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5.3	Retrocession of part of the land area

Prior to the present Deed, the Vendor informed the Purchaser that a proportion of the roads shown on the “excerpt from the computerised Property Register plan” of SAINT-LOUBES dated 6 August 2014, must be retroceded to the Communauté de Communes du Sector de Saint-Loubes in consideration of a token price of ONE EURO (€1) as it arises from a decision of the Conseil Communautaire (Community Council) of 16 October 2014, of which a copy remains appended hereto after reference (Schedule 3. - Resolution and plan of retrocession) cancelling and superseding the resolution of 26 June 2014.

The Purchaser declares it is fully aware of this retrocession for the benefit of the Community of Municipalities of the Saint-Loubès Sector.

Retrocession of the roads for the benefit of the Community of Municipalities of the Sector of Saint-Loubès has not occurred as of today.

The Purchaser vests all powers in the Vendor for the purposes of implementing said retrocession under the conditions set forth in the resolution of the Community Council referred to hereunder, all at its expense and under its responsibility.

6.	PRIVITY OF CONTRACT

Purchase pursuant to a deed recorded by Maître CROQUET, civil law notary, in Ambarès, on 2 May 2012, of which a notarised copy has been registered with the property registration service of Bordeaux 3rd, on 3rd September 2012, volume 2012P, number 14342.

Purchase pursuant to a deed recorded by Maître SANCHEZ-ORTIZ, civil law notary, in Libourne, on 9 August 2012, of which a notarised copy has been registered with the property registration service of Bordeaux 3rd, on 21 September 2012, volume 2012P, number 15248.

7.	ENJOYMENT OF PROPERTY

The Purchaser is the owner of the Real Property Asset as of this day.

It shall also have enjoyment thereof from this day for receipt of rents, since the Real Property Asset is fully leased under the conditions shown in the Second Part.

8.	PRICE

The Sale is made and accepted for a Price exclusive of tax of SIXTEEN MILLION EIGHT HUNDRED THOUSAND EURO (€16,800,000.00), plus value added tax at the rate in force of an amount of THREE MILLION THREE HUNDRED AND SIXTY THOUSAND EURO (€3,360,000.00),

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That is a price inclusive of all taxes of TWENTY MILLION ONE HUNDRED AND SIXTY THOUSAND EURO (€20,160,000.00 Inclusive of Taxes), that shall be paid as indicated hereunder.

8.1	Payment of Price – Declaration of origin of funds

Payment of price

The Price agreed above is paid in full this day by the Purchaser to the Vendor, that is:

- EIGHT HUNDRED AND FORTY THOUSAND EURO (€840,000.00), at this moment by release for the benefit of the Vendor of the amount corresponding to the deposit made prior to this day by the Purchaser, as recorded in the accounts of the acting notary;

- NINETEEN MILLION THREE HUNDRED AND TWENTY THOUSAND EURO (€19,320,000.00), at this moment as recorded in the accounts of the undersigned acting notaries.

Declaration of origin of funds

The Purchaser declares it has made the payment as hereunder:

- eleven million eight hundred and sixty thousand Euro (€11,860,000.00) from its personal funds;

- eight million three hundred thousand Euro (€8,300,000.00) from funds released to it from the loan (the “Loan”) of a maximum amount in principal of fifty million Euro (€50,000,000) granted, together with other lenders, by the company named DEUTSCHE PFANDBRIEFBANK AG, a company incorporated under German law with capital of €380,376,059.67 having its headquarters in UNTERSCHLEIβHEIM (85716) (GERMANY), Freisinger Straβe 5, where it is identified under the number HRB 41054 in the Trade Register B of the Munich District Court of First Instance (GERMANY), said company having its French branch located at 11, rue Saint-Georges in Paris (75009), where it is entered in the Paris Trade and Companies Register under the single identification number 487 699 175 RCS Paris, ( hereinafter the “Lender”), according to the terms of a deed recorded on 29 December 2014 by Maître Etienne PICHAT, associate notary in Paris 8th, (the “Loan Agreement”) which includes notably a purchase sub-tranche in an amount of eight million three hundred thousand Euro (€8,300,000.00) (the “Allocated Purchase Portion”), intended to partially finance the ex-tax purchase price of the Real Property Asset by the Purchaser

Under the terms of the Loan Agreement, the Purchaser undertook to use the amount of eight million three hundred thousand Euro (€8,300,000.00) from the Allocated Purchase Portion of the Loan to finance a proportion of the price of the Real Property Asset, so that the Lender benefits from a registration of a money lender’s lien on the Real Property Asset, as well as all constructions, enhancements and improvements which may be made and all fixtures, without exception or reservation, pursuant to the provisions of Article 2374 paragraph 2 of the French Civil Code.

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The Vendor hereby issues to the Purchaser unreserved acknowledgment of receipt of the amount of twenty million one hundred and sixty thousand Euro (€20,160,000.00) of which payment is recorded above.

OF WHICH RECEIPT HEREWITH

8.2	Waiver of Vendor’s preferential right and of the termination action – registration of a money lender’s lien

Waiver of preferential rights and of any termination action by the Vendor

Following payment of the Price above, the Vendor declares it unreservedly waives all preferential rights and termination actions for the Real Property Asset.

Registration of a money lender’s lien

Subsequent to the stipulations and declarations set out respectively in the aforementioned Loan Agreement and in the receipt incorporated in this Deed, both concluded in the originals, the Lender is vested by the law with the preferential money lender’s lien pursuant to Article 2374 paragraph 2 of the French Civil Code, which guarantees reimbursement of the portion of the Loan allocated to payment of a proportion of the Price, that is an amount of eight million three hundred thousand Euro (€8,300,000.00) in principal, increased by accessories, as provided in the Loan Agreement.

Registration of the money lender’s lien shall be formalised at the competent Property Register department, as follows:

AS SECURITY

In an amount of eight million three hundred thousand Euro, in principal	€8,300,000.00

Interest and commission of which the law reserves the priority ranking	For information

And accessories of the credit claim including notably without this list being exhaustive: - (i) the agreed commission, - (ii) the increased interest for late payment of amounts due,- (iii) indemnities (all amounts due as indemnities, notably in the case of accelerated repayment, damages, interest and penalties, creditors travel costs, costs for assigning the credit claim after it is payable, commission expenses, litigation expenses, procedural expenses, indemnities in the event of rulings, etc.), - (iv) tax and duty on amounts due,- (v) insurance premiums, - (vi) expenses (expenses for obtaining a title, registration and registration renewal expenses, enforcement and litigation expenses etc.), evaluated at eight per cent (8%) of the principal, that is: six hundred and sixty four thousand Euro	€664,000.00

Total to be registered: EIGHT MILLION NINE HUNDRED AND SIXTY FOUR THOUSAND EURO	€8,964,000.00

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This registration shall take effect, pursuant to the provisions of Article 2434 of the French Civil Code, until expiry of a period of one year from the final due date of the Loan, that is until 29 December 2020 and no registration benefiting a third party shall take precedence over said registration.

Also, the Lender and the Purchaser have agreed that if the Lender and/or its assignees and/or economic beneficiaries remain, on the aforementioned date, creditors of the Purchaser by virtue of the Loan Agreement, the renewal for the benefit of the Lender and/or its assignees and/or economic beneficiaries of the registration charged on the Real Property Asset shall be renewed at the Purchaser’s expense, which the latter accepts.

9.	tax

9.1	Transfer of ownership regime

9.1.1	On VAT

On VAT the Vendor declares:

-	That it is subject to value added tax under the conditions of common law and that this sale falls within the framework of its economic activity.
-	That the Real Property Asset was built according to Building Permit No. PC 033 049 12 Z0016 of 26 October 2012, said operation consisting in an operation for the construction and implementation of a new building included in the scope of application of value added tax under the conditions provided by Article 257-7 of the French General Tax Code.
-	That in consequence, the Real Property Asset is a new building pursuant to Article 257-I-2-2° of the French General Tax Code as amended by the provisions of Article 16 of Law No. 2010-237 of 9 March 2010, the rectifying finance law for 2010.
-	That in consequent, pursuant to Articles 256-I, 256-II-1°, 257-I of the French General Tax Code as amended by the provisions of Article 16 of Law No. 2010-237 of 9 March 2010, the rectifying finance law for 2010, this sale enters into the scope of application of value added tax which shall be paid by the Purchaser in addition to the ex-tax price.

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9.1.2	On registration duty

The Real Property Asset was completed less than five years ago, therefore the declaration of completion of construction works was signed on 6 January 2014.

In consequence, the Sale shall be subject to the Property Registration Tax at the rate anticipated in Article 1594 F quinquies of the French General Tax Code.

The basis for calculation of the Property Registration Tax comprises the sale price of the Real Property Asset, that is the amount of SIXTEEN MILLION EIGHT HUNDRED THOUSAND EURO (€16,800,000.00).

9.1.3	Calculation of Duty

				Amount to Pay
Departmental Tax €16,800,000
	x	0.70%	=	€117,600.00

Collection levy
	x	2.14%	=	€2,517.00

			TOTAL	€120,117.00

9.1.4	Property transaction formalities fee

9.1.5	The Sale shall be subject to the Property transaction formalities fee at a rate of 0.10 % of which the basis is constituted by the Price including taxes of TWENTY MILLION ONE HUNDRED AND SIXTY THOUSAND EURO (€20,160,000.00 Inclusive of Taxes), that is an amount of TWENTY THOUSAND ONE HUNDRED AND SIXTY EUROS (€20,160.00).

9.2	Real Property Capital Gain

The representative of the Vendor Company declares under its responsibility:

- that the latter has its registered office at the address indicated above;

- that it acquired the Real Property Asset under the terms of deeds recorded by Maître CROQUET, notary in AMBARES, on 2 May 2012, Maître SANCHEZ-ORTIZ, notary in LIBOURNE, on 9 August 2012, as cited above;

- that the Real Property Asset has been registered in its books in the capacity of stock,

- that it declares profits to the following Tax Department: SIE BORDEAUX SUD-EST, Av du Pont Vincent Auriol, 33152 CENON CEDEX where it is identified under the number SIRET 75121866000015,

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- that the shareholders in the Vendor Company are:

. The company named FONCIERE DE L’ATLANTIQUE, a single-member limited liability company, having its headquarters at SAINT-HERBLAIN (44821), rue du Moulin de la Rousselière, entered in the NANTES Trade and Companies Register as number 481575850, and

. The company named BAUGRUPPE, a single-member limited liability company, having its headquarters in CAEN (14000), 27 rue Jean Romain, entered in the CAEN Trade and Companies Register as number 498699032

- that the company FONCIERE DE L’ATLANTIQUE is liable to Corporation Tax and declares its profits to the Tax Department SIE NANTES SUD-OUEST, 2 rue du Général Margueritte, 44035 NANTES CEDEX 1

- that the company named BAUGRUPPE is liable for Corporation Tax and declares its profits to the following Tax Department SIE CAEN OUEST, 145 rue de la Délivrande, 14000 CAEN.

10.	PROPERTY REGISTER – MISCELLANEOUS PUBLICATIONS

10.1	Property Register

The present Deeds shall be published in the Property Register department in the circumscription where the Real Property Asset is located

10.2	Sole Formality Procedure

This Deed shall be subject to the sole formality procedure.

10.3	Address for service for Property Register formalities – Powers of attorney for accomplishment of formalities

10.3.1	Address for service:

For the Property Register formalities, documents and correspondence relative thereto, the address for service of the Parties is at the Notarial Office named above.

10.3.2	Powers of attorney for accomplishment of formalities

For accomplishment of Property Register formalities, the Parties, acting in their common interests, vest all necessary powers in any clerk of the aforementioned Notarial Office with a faculty to act together or individually, to prepare and sign all supplementary, rectifying or amending deeds relative to this Deed, so that latter concord with the mortgage and Property Register documents and other official records.

END OF STANDARDIZED PART

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PART TWO

11.	Framework OF THE OPERATION

11.1	Submission of documents

The Vendor acknowledges that the Purchaser has made available to it, in good faith, prior to today’s date an electronic information package which it has used to analyse, assess, carry out its own investigations on the legal, technical, tax, financial, administrative, environmental and lease situation of the asset covered by this agreement.

In this regard, the Vendor acknowledges that the documents appended and referred to hereunder were made available to it and that it was able to make copies thereof prior to signing this agreement.

Moreover, the Vendor acknowledges that it was able to obtain the assistance of all people with special knowledge, experts, professionals and advisors that it chose and assigned so that it could assess the scope of said documents and information and that it was able to ask questions and request additional documents and obtain the necessary responses from the Purchaser and its advisors.

The summary of the on-line documentation on 15 October 2014 is appended hereto after reference (schedule 5).

In consequence, the Vendor represents that it is perfectly familiar with the features of the asset covered by this promise, as highlighted by the documents set out in the aforementioned summary (see schedule 5).

11.2	Transfer of benefit of the promise of sale

Following a deed recorded by Maître Xavier BOUCHE, acting notary, on 16 October 2014, the Vendor concluded a promise of sale for the Real Property Asset with the company named ARC GLOBAL (LUXEMBOURG) HOLDINGS S.A.R.L., a company incorporated under Luxembourg law with capital of €12,500 having its headquarters in Luxembourg (L-1742), 9A boulevard Prince Henri, entered in the Luxembourg Trade and Companies Register as number B 190960, hereinafter the “Substitute”, incorporating a faculty of substitution.

According to this deed, the Substitute paid, as option money, an amount of EIGHT HUNDRED AND FORTY THOUSAND EUROS (€840,000.00).

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This amount was paid over into the hands of Maître Xavier BOUCHE to be set off against the price should the Real Property Asset be sold.

The Purchaser specifies that the Substitute has replaced the Purchaser as the Vendor of this promise.

Said substitution was granted without any indemnity, but with a responsibility for the Purchaser directly to reimburse the Substitute the amount of said option money.

11.3	Novation

The Parties have agreed that the provisions hereof expressly novate any understanding or agreement that may arise from correspondence prior to signing of this Deed of Sale.

11.4	Confidentiality

Neither of the Parties shall make any public announcement (by publishing any communiqué or in any other manner) concerning the existence, contents or subject- matter of this Agreement, without the prior written authorisation of the other Party.

However, either Party may make such announcement without the agreement of the other Party, insofar as publication is required by law or a regulation.

11.5	Expenses

11.5.1	Principles

The Purchaser shall be responsible for emoluments, expenses and fees deriving from this Agreement and its sequels,

11.5.2	Commission for intermediaries

The Parties acknowledge that this Agreement was negotiated by XCF IMMOBILIER vested by the Vendor with mandate number 19 dated 13 January 2014.

In consequence, the Vendor who shall be solely responsible, undertakes to pay remuneration of THREE HUNDRED THOUSAND EURO (€300,000.00), ex-tax, that is THREE HUNDRED AND SIXTY THOUSAND EURO inclusive of tax (€360,000.00 Inc Tax) into the accounts of the acting notary.

11.5.3	Expenditure

In addition to the expenses for this Deed of Sale, each Party shall bear its own costs, expenses and expenditure (including without limitation expenditure and expenses for accounting, tax and legal consultants) incurred for preparation and negotiation of this Deed.

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12.	OPERATION OF THE REAL PROPERTY ASSET

12.1	Leasing Situation

12.1.1	Description of the leasing situation

The Real Property Asset is leased to the Lessee pursuant to the lease statement which remains appended to this Deed after reference.

(Schedule 4. Lease stateement)

The Purchaser expressly dispenses the Vendor and the undersigned Notary from reporting in this Deed, the procedures concerning the Leases and all documents reporting on the leasing situation of the Real Property Asset as the latter are given in the Information Pack.

The Purchaser declares it has perfect knowledge and understanding of the other charges and conditions of the Leases since the latter have been examined by it or its legal advisor prior to this day.

In addition, the Vendor declares concerning the leasing situation:

1/ Regarding the lease signed with AUCHAN:

-            that the current quarterly rent, excluding taxes and excluding charges, amounts to ONE HUNDRED AND FIFTY ONE THOUSAND FIVE HUNDRED AND SEVEN EUROS AND TWO CENTS (€151,507.02, excluding taxes and excluding charges);

-            that the amount of the security deposit paid amounts to ONE HUNDRED AND EIGHTY ONE THOUSAND TWO HUNDRED AND TWO EUROS AND FORTY CENTS (€181,202.40);

-            that on today’s date no legal proceedings have been brought in relation to the lease whose right is assigned or to the premises covered by this lease with the lessee, the owners or neighbouring tenants or else with any authorities or any third party concerned;

-            that no back rent or charges are owed;

-            that no total or partial sub-lease or right of occupancy has been granted even in front of the leased premises;

-            that there has been no breach of the clauses of the lease that is liable to allow the lessor to refuse to renew the lease, without paying eviction compensation.

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2/ Regarding the lease signed with ATAC:

-            that the current quarterly rent, excluding taxes and excluding charges, amounts to ONE HUNDRED AND FORTY NINE THOUSAND NINE HUNDRED AND FIFTY ONE EUROS AND THREE CENTS (€149,951.03, excluding taxes and excluding charges);

-            that the amount of the security deposit paid amounts to ONE HUNDRED AND SEVENTY NINE THOUSAND THREE HUNDRED AND FORTY ONE EUROS AND FORTY THREE CENTS (€179,341.43);

-            that on today’s date no legal proceedings have been brought in relation to the lease whose right is assigned or to the premises covered by this lease with the lessee, the owners or neighbouring tenants or else with any authorities or any third party concerned;

-            that no back rent or charges are owed;

-            that no total or partial sub-lease or right of occupancy has been granted even in front of the leased premises;

-            that there has been no breach of the clauses of the lease that is liable to allow the lessor to refuse to renew the lease, without paying eviction compensation.

The Purchaser is subrogated by the Vendor as from this day in all rights and obligations under the Leases. The Vendor acknowledges that from this day, it forfeits the status of lessor and in consequence. shall refrain from interfering in any manner whatsoever in the contractual relations between the Purchaser and the Lessees, except as specified in Article 12.1.4.

The Vendor reserves all amounts which may be due to it as rent, indemnities or charges referring to the period prior to the entry into enjoyment of the Purchaser.

The Vendor submits this day to the Purchaser, which acknowledges receipt thereof, the original Leases.

The Purchaser undertakes to notify the Lessees of the change of ownership of the Real Property Asset within ten (10) worked days from this day.

12.1.2	Guarantee deposits

This day the Purchaser paid to the accounts department of the undersigned acting notaries, the amount of guarantee deposits received from the Lessees, as indicated hereunder in Article 14.1.1 A.

Given said payment into its hands, the Purchaser declares it acknowledges that is henceforth responsible for accounting for the guarantee deposits vis-à-vis tenants or occupants.

12.1.3	Pro-rata rents

The Parties have this day calculated the pro-rata rents due by the Lessees to the Purchaser from this day and up to the last day of the calendar quarter.

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On this day the Vendor pays through the accounts department of the undersigned acting notaries, the pro-rata amount of rent exclusive of tax rent due from Lessees which it is owed, increased by the amount, inclusive of tax, of rent for the first quarter of 2015, already called by the Vendor as indicated hereunder in Article 14.1.1 B.

12.1.4	Charges - Adjustment

a)	Adjustment of charges for previous years

The Vendor shall be personally responsible for adjusting the charges for previous years.

b)	Adjustment of charges non-recoverable from Lessees for the current year

In the hypothesis of charges which cannot be recovered from Lessees, the latter shall be distributed pro-rata temporis and borne by the Vendor for the period prior to this day and borne by the Purchaser for the subsequent period.

This distribution shall be made directly between the Parties and not by the accounts department of the undersigned acting notaries.

The Parties agree to proceed with accounting for and adjusting the non-recoverable charges for the current year at the latest by 31 March 2015.

c)	Regularisation of charges recoverable from Lessees for the current year

Having regard to the date for the adjustment stipulated herein, the Vendor shall prepare the statement of charges for 2014 vis-à-vis the Lessees.

12.2	Subscriptions and contracts

The Vendor declares that all subscriptions for the supply of fluids, maintenance, upkeep and operation of the Real Property Asset have been subscribed by the Lessees.

In consequence, no contract shall be transferred to the Purchaser by effect of this Deed.

It is specified that the Vendor has cancelled, at its expense and under its sole responsibility, all management contracts it may have concluded concerning the Real Property Asset.

The Vendor declares it has not concluded any advertising agreement or any agreement for advertising panels, aerials and/or signs for the Real Property Asset.

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The Vendor recalls there are no labour contracts directly binding it to persons employed for the upkeep, security or operation of the Real Property Asset, pursuant to the provisions of Article L 1224-1 of the French Labour Code.

12.3	Buildings insurance

12.3.1	Contract

In the framework of implementation of the construction works for the Real Property Asset, the Vendor has subscribed from the insurance company ALLIANZ, structural damages contract number 084 897 42 and a ten year property developer’s liability contract 084 897 43, dated 5 March 2013.

The Vendor declares that acceptance of the works occurred on 22 January 2014.

On 23 July 2014, a certificate of insurance was issued indicating that the provisional premium for the contract has been paid.

The Purchaser acknowledges it has read said documents since they were communicated in the Information Pack.

Pursuant to Articles L.242-1 of the French Insurance Code and 1646-1 of the French Civil Code, the Purchaser is subrogated to the Vendor’s rights with regard to the foregoing insurance contract and the ten-year property developer’s liability contract.

12.3.2	Claims in progress

A certificate of absence of claims in progress on 16 September 2014 prepared by the insurance company ALLIANZ is attached and appended to this deed after reference.

(Schedule 5. Certificate of absence of claims).

The Vendor declares that no claim has been made concerning the Real Property Asset since the date of issue of this certificate.

12.3.3	Submission of documents

The Vendor irrevocably undertakes to submit to the Purchaser within a deadline of six (6) months from signature of this Deed, to wit:

- Report on resolution of snags s with the contractors AAI and NORSUD,

- Certificate of discharge of final structural damage and property developer’s insurance premiums,

-	proof of the remedying of reserves set out in the acceptance reports signed with the two lessees, Atac and Auchan

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-	proof that change of operator formalities provided for under Article R. 512-68 relating to facilities classified for the protection of the environment relating to the facility operated under column 2925 (reporting regulations) have been carried out.

13.	INFORMATION ON THE REAL PROPERTY ASSET

13.1	Urban Planning

13.1.1	Principle

The Purchaser shall be personally responsible, without any recourse against the Vendor, for existing or future urban planning easements which currently or may encumber the Real Property Asset as derived under laws, decrees and orders in force and development, expansion or improvement plans, whether regional or municipal.

13.1.2	List of documents obtained

The following documents are appended to this Deed, and the Purchaser declares its knowledge thereof since they were read out to and the Purchaser’s own examination of administrative documents in the Information Pack:

-	urban planning information note issued by the Town Hall of BEYCHAC AND CAILLEAU, 14 October 2014,
-	urban planning certificate issued by the Town Hall of BEYCHAC AND CAILLEAU, 14 October 2014,
-	Letter from the Town Hall of BEYCHAC AND CAILLEAU on the building line dated 14 October 2014,
-	situation plan.

(Schedule 6. Urban Planning Documents)

The Purchaser:

(i)	Expressly undertakes to be personally responsible for execution of the charges and prescriptions and compliance with the public easements and other administrative limitations on the right of ownership referred to in this document purely for information and of which it declares it has full knowledge;
(ii)	acknowledges that the undersigned Notary has provided all supplementary clarifications on the scope, extent and effects of said charges, prescriptions and administrations;
(iii)	declares that it has never made the obtaining a certificate of urban planning and the possibility to execute works which require the prior obtaining of a building permit, a condition of this Deed.

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The Purchaser declares it has full knowledge of the above and discharges the Vendor for all obligations on such matters, making the latter its own personal responsibility.

13.1.3	Mines and quarries

Pursuant to Article L.154-2 of the French Mining Code set out hereunder verbatim:

Article L 154-2 of the Mining Code:

"The vendor of land under which a mine was operated shall inform the purchaser accordingly in writing. It shall also inform the latter, insofar as it is aware thereof, of any significant dangers or disadvantages resulting from said exploitation.

In default of said information, the purchaser may opt either to seek cancellation of the sale or a refund of a proportion of the price. It may also require that the vendor, at its expense, eliminates the dangers or disadvantages compromising normal use of the land if the cost of said elimination does not appear disproportionate in relation to the sale price.

The provisions of this article also apply to any form of transfer of real property ownership other than a sale.”

The Vendor declares to its knowledge that no mine or quarry, present or previous, was operated in the land underlying the Real Property Asset.

13.1.4	Drainage

It is specified here that the rainwater flow system must be separate from the waste water evacuation facility.

Relating to drainage

Under the terms of Article L. 1331-1 of the French Public Health Code when a property is located is a zone which has a collective drainage network, the owner of the property, regardless of the nature and features thereof, is under an obligation to connect up to the collective network within a two year period as from its commissioning, unless the district grants an exemption.

As long as said connection has not been made, the owner may be compelled to pay an amount at least equivalent to the fee it should have paid if the property had been connected up (L. 133-1-8). Should the owner fail to comply, the district may, after service of formal notice, carry out the work at a matter of course at the owner’s expense by applying a gross-up to the connection levy that it should have paid (Article L. 1331-6 and L. 1331-7).

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When the property is located in a zone which does not have a collective drainage network it must have an independent drainage system whose facilities shall be maintained in a good operating condition (L. 131-1).

The expenses of connecting or bringing a facility into compliance may be high and only a specialised undertaking can objectively assess the amount thereof.

Relating to the evacuation of rainwater

Under the terms of Article 681 of the Civil Code “all owner must build roofs in such a way that rainwater flows his/ her/its land or on the public road, rainwater cannot be allowed to flow on the tenement of his/her/its neighbour”.

A département based health regulations define rainwater evacuation regulations.

In particular, it is provided that rainwater evacuation structures must be maintained in a good operating and sealing condition and that the dumping of detritus and other refuse is banned. The rainwater flow system must be separate from waste water evacuations.

It must be possible to evacuate rainwater on a permanent basis and the mayor may regulate discharge on the public road in the scope of police powers relating to the measures taken to prevent accidents, floods and pollution. Rainwater must not be allowed to flow onto neighbouring tenements and the public road.

Vendor’s representation relating to drainage

The Vendor represents that the Asset sold is connected to the drainage network.

The Purchaser, duly informed of the obligations imposed in relation to drainage, as they arise, on the one hand, from the aforementioned building permit and, on the other hand, town planning rules applicable to the asset sold, represent that they wish to personally attend thereto without claim against anyone.

The Purchaser, duly informed of the obligation on all owners to maintain the structures needed to bring the waste water to the public part of the connecting branch in a good condition, represent that it has been notified that the district may inspect the quality of workmanship of said structures and check that they are maintained in a good operating condition. Should it fail to comply with the obligations laid down above, the district may, after formal notice, carry out the essential work as a matter of course at the expense of the concerned party.

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13.1.5	Rainwater discharge

In accordance with the provisions of Articles L. 211-1, L. 214-1 to L. 214-6 and R. 214-1 to R. 214-56 of the French Environment Code an application file for the authorisations needed to discharge rainwater as part of the envisaged construction project was filed with the Prefecture on 17 October 2011.

Copies of the Water Law - Declaration File and the Additional File drawn up by ENVOLIS, a French limited liability company under sole ownership located at 33 Avenue de la République, Arcachon 33120, were added, prior to the signing of this Deed int the Information Pack including:

For proper order and as required, are appended hereto after reference:

-            the copy of the receipt of filing of declaration file No. 231-11 of 25 October 2011 bearing file number 33-2011-00283;

-            the copy of the letter from the Prefecture of the Gironde of 29 February 2012 which states that there is no objection to the transaction.

13.1.6	Uncertainty – shrinkage / bulking of clay

The Vendor represents that based on the information that the préfet of the département made available to it, the Asset hereunder is concerned by the mapping of the uncertainty – shrinkage / bulking of clay in the département of the Gironde drawn up by the Ministry of Ecology, Energy, Sustainable Development, Transport and Housing.

Based on said mapping, of which a copy is appended hereto after reference, the Asset is located in an average uncertainty zone.

13.1.7	Underground cavities

The Vendor represents that based on the information that the préfet of the département made available to it, the Asset hereunder is not located within a zone with cavities as evidenced by the mapping of the département of the Gironde drawn up by the Ministry of Ecology, Energy, Sustainable Development, Transport and Housing which is appended hereto after reference (schedule 36).

Moreover, a table, updated at 1 February 2014, drawn up by the département of the Gironde listing the districts concerned by the underground cavities is appended hereto; said table is appended hereto after reference (schedule 37).

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13.2	Methods of holding - Organisation

13.2.1	Development for business use "LE BOIS DE CANTELOUP"

A proportion of the Building was the subject of a development permit application submitted by the company ATLANTIQUE GASCOGNE, the former owner, with a view to implementing an "à la carte" development for business use, comprising a Macro-lot sub-divisible into 8 lots maximum, with a maximum Net Floor Area of 26,250 m², on 28 July 2011.

The decree granting the development permit for the plots recorded in the Property Register as E300p, 301p, 302p, 303p, 304, 305 and 306 was issued by the Municipality of BEYCHAC-ET-CAILLEAU as number PA 033 049 11 X 0001 on 12 January 2012.

The permit was displayed on the land, as demonstrated by the three declarations of display prepared by a legal official dated 20 February, 19 March and 29 March 2012.

A certificate of non-recourse against the permit was issued by the Town Hall of BEYCHAC AND CAILLEAU on 18 April 2012.

For comprehensive information and all useful purposes, the Vendor declares that these authorisations became without reason given obtaining of the decree granting the building permit issued by the Mayor of BEYCHAC-AND-CAILLAU on 26 October 2012 as number PC 033 049 12 Z0016 for the entire land area for development as previously authorised and since the proposed works and division were not implemented.

A copy of these documents was submitted to the Purchaser in the Information Pack.

13.2.2	Development owners’ association [Association syndicale libre] for the "ZONE D'ACTIVITES DU BOSPLAN"

It emerges from the certificate dated 28 July 2011, included in the Information Pack, that the company ATLANTIQUE GASCOGNE, former owner, undertook to constitute a Development owners’ association for the owners of lots in the "Zone d'Activités du Bosplan", to whom ownership, management and upkeep of the access roads and common equipment would be devolved, pending their subsequent transfer into the remit of a public legal entity.

The vendor declares that no Development owners’ association [ASL] was constituted and that the status of owner of the Building has not to date been devolved to any member of a Development owners’ association [ASL] or Urban property owners’ association [Association Foncière Urbaine Libre – AFUL].

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13.3	Charges and conditions

The Sale is granted and accepted subject to the charges and conditions hereunder.

13.3.1	Quiet enjoyment

The Purchaser shall enjoy the warranty of quiet enjoyment provided for under Articles 1626 to 1640 of the Civil Code.

In this regard, the Vendor represents to the Purchaser that there is no impediment of a legal or contractual nature to the free disposal of the Asset, in particular, following total or partial confiscation, any non-cleared pre-emptive right, non-cleared preferential right, ground for rescission, cancellation, revocation or legal action to recover property, compulsory purchase or requisition.

13.3.2	General conditions

A.	Condition of the property

It is expressly agreed between the Parties that the Real Property Asset is sold as is on the day of taking possession, without warranty by the Vendor on account of apparent or hidden defects which might affect the ground, subsoil or structures or on account of products or materials that may contain asbestos, of termites and other wood-eating insects which might affect the structures or of said structures’ or constructions’ non-compliance with health, safety, environmental standards or of pollution of the ground or subsoil insofar as the appearance of the defects is not related to the carrying out of re-fitting out work or to the circumstance that a part of the non-demolished structure constitutes the support for new elements, in which case the regulations described in Article 1792 of the Civil Code hereinafter [shall apply].

B.	Surface Area of the Real Property Asset.

The Vendor does not provide for the Purchaser any guarantee of the surface area of the Real Property Asset or that of the land on which it is built, any difference more or less exceeding one twentieth shall be to the profit or loss of the Purchaser without any recourse against the Vendor.

C.	Taxes and charges

The Purchaser shall pay, as from the transfer of title, the taxes, contributions and charges of any kind that the Real Property Asset may and might be liable for, without the above provisions affecting rights to recover any taxes, contributions and charges from tenants or occupants, if any.

As the Vendor has invoiced the property levy in full to the tenants in accordance with the terms of leases, there shall be no repayment of the pro rata of the property tax on the date of reiteration.

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Concerning property tax and charge for collection of household waste:

Since the Vendor has obtained reimbursement of the property tax and the charge for collecting household waste for 2014 from Lessees, no reimbursement has been made to date between the Parties.

D.	Insurance

1/ Recall of the legal provisions

The undersigned notary recalls to the Parties that Article L.121-10 of the French Insurance Code provides as follows:

"In the event of (...) transfer of the thing insured, the insurance continues by right for the benefit (...) of the purchaser (...). It is, however, permissible (...) for the purchaser to cancel the contract”.

2/ Agreement of the Parties

It is agreed between the Parties:

(i)	that the Vendor shall be personally responsible, so that the Purchaser is never troubled or sought out on such matters, for cancelling the insurance contracts for fire and other risks contracted by it, by virtue of the mandate hereby conferred on it by the Purchaser,

(ii)	that the Purchaser shall be personally responsible for subscribing a new insurance policy.

E.	Proceedings and disputes

The Vendor declares it is not party to any litigation referring to the Real Property Asset.

13.3.3	Easement

The Purchaser shall accept all negative, apparent or hidden, continuous or discontinuous easements that may encumber the Asset, except to challenge them and to enjoy the positive easements, if any, at its risks, without any claim against the Vendor, without this clause giving anyone more rights that it would have held under lawful titles which are not time-barred or by law.

The Purchaser is subrogated into all rights and obligations of the Vendor deriving from any easements.

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The Vendor represents that it has not granted any easement or allowed any easement to be acquired on the Asset hereunder and that, as far as it is aware, there are no easements apart from:

-            those that may arise from the natural location of the premises and the law, easements for public purposes affecting the land use, administrative limitations to the proprietary right, town planning rules, administration regulations,

-            those revealed in the title deeds and old title deeds made available in the Information Pack.

For proper order and for all useful purposes, the Vendor represents that, upon the aforementioned purchase of 9 August 2012, it was literally stipulated as follows:

“The Purchaser authorises the Vendor, owner of the adjacent asset, to encroach by 20 cm on the pit of the asset covered by this agreement”.

The Vendor represents that said authorisation was granted to Mr RECLUS, previous owner of the Real Property Asset, to enable him to maintain his tenement and to be able to use maintenance equipment for said purpose. The Vendor represents moreover that the enclosure marking its tenement was built short of said 20 cm strip.

The Vendor represents that said authorisation constitutes a personal undertaking in favour of Mr RECLUS, owner of plots recorded on the land register at section E numbers 254, 605, 977 and 979.

The Purchaser formally acknowledges said undertaking and confirms that it does not intend challenging it on today’s date.

13.4	Technical Surveys

13.4.1	Technical survey file/General provisions

A.	Recall of the regulations

The Parties declare they are perfectly well aware of the provisions of Articles L.271-4 to L.271-6 of the French Building and Housing code on the technical survey file (hereinafter the Technical Survey File) which must be appended to the deed of sale for all or part of a building.

B.	Contents of the Technical Survey File

The statements, reports and surveys (hereinafter the Reports) constituting the Technical Survey File are as follows:

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1.	The report on the risk of exposure to lead provided by Articles L.1334-5 and L.1334-6 of the French Public Health Code.
2.	A report referring to the presence or absence of materials or products containing asbestos provided by Article L.1334-13 of the French Code of Public Health.
3.	The report on the presence of termites in the building provided by Article L.133-6 of the French Building and Housing Code.
4.	The report on the internal gas installations provided by Article L.134-6 of the French Building and Housing Code.
5.	The report on the natural mining and technological risks provided in paragraph 2.1 of Article L.125-5 of the French Environmental Code, in the zones referred to in paragraph I of said Article.
6.	The energy performance survey provided at Article L.134-1 of the French Building and Housing Code.
7.	The report on the internal electrical installations provided at Article L.134-7 of the French Building and Housing Code.
8.	The survey of the non-collective drainage installations provided at Article L. 1331-11-1 of the French Public Health Code.

C.	List of Reports – Responsibility, subrogation

The contact details of the authors of these Reports and their production dates are indicated in the articles for the regulations concerned.

The Vendor recalls that to its knowledge, the Reports of which the compendium constitutes the Technical Survey File were prepared by persons with guaranteed competence and appropriate organisations and resources pursuant to Article L.271-6 of the French Building and Housing Code.

The Vendor does not guarantee the content of the Reports constituting the Technical Survey File since they were prepared under the sole liability of their authors.

In addition, the Vendor declares it subrogates the Purchaser, which the latter accepts, into all rights and actions vis-à-vis the authors of said Reports.

13.4.2	Combating lead poisoning / Statement of risk of exposure to lead

A.	Recall of regulations

The Parties declare they are perfectly well aware of the provisions of Articles L.1334-1 to L.1334-12 and R.1334-1 to R.1334-13 of the French Public Health Code on combating lead poisoning.

B.	Non applicability of the regulations

Since no part of the Real Property Asset is used as a dwelling, it is not included in the scope of application of the regulations on combating lead poisoning.

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C.	Declarations

The Vendor declares that to its knowledge, no occupant of the Real Property Asset has been affected by lead poisoning.

The Purchaser declares it will be personally responsible without any recourse against the Vendor for any existence of lead in the Real Property Asset and any risks of exposure to lead and all the potential consequences under whatsoever title.

13.4.3	Conditions regarding the law on termites and other wood-boring insects / Statement on the presence of termites

A.	Recall of the regulations

The Parties declare they are perfectly well aware of the provisions of the regulations on protection of purchases and owners of buildings, against termites and other wood boring insects and notably the provisions of law No. 99-471 of 8 June 1999, encoded in Articles L 133-1 to L 133-6 of the French Building and Housing Code on combating termites.

B.	Parasite report

The Vendor provided the Purchaser with a report on the presence of termites drawn up by SOCOTEC on 1 October 2014, which proved its legality in light of Article L. 271-6 of the Building and Housing Code by presenting a solemn attestation drawn up in accordance with Article R. 271-3 of said Code. It has also proved its professional expertise by means of a certificate of expertise drawn up by an accredited body and the taking out of insurance covering its professional liability.

The following emerges from the Report “no termites, of signs of infestation and of harmful damage”, is appended hereto after reference (Schedule 7).

The Purchaser represents that:

-            it has read the aforementioned report;

-            it has been informed of current regulations;

-            and it shall personally attend to the situation disclosed in the report.

13.4.4	Regulations on asbestos

A.	Recall of the regulations

The Parties declare they are perfectly well aware of the provisions of Articles L.1334-13 and R.1334-14 to R.1334-29 of the French Public Health Code regarding buildings for which the building permit was issued prior to 1 July 1997 on asbestos.

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With regard to asbestos, these provisions describe the obligations incumbent on the owners of buildings owned by public or private persons.

These obligations concern:

-	the detection of any presence of flocking, heat insulation and false ceilings containing asbestos according to the date of the building permit for the buildings concerned (Articles R.1334-15 and R.1334-16 of the French Public Health Code);
-	constitution of the asbestos technical file (hereinafter the Asbestos Technical File) (Articles R.1334-25 to R.1334-26 of the French Public Health Code). When prepared, the Asbestos Technical File satisfies the obligation to detect the presence of flocking, heat insulation and false ceilings.
-	production of a report referring to the presence or absence of materials containing asbestos (hereinafter the Asbestos Report) (Article R.1334-24 of the Public Health Code) on sale of a building.
-	if the Asbestos Technical File exists, the summary sheet incorporated in the Asbestos Technical File serves as the Asbestos Report.

B.	Asbestos

Building permit for the Real Estate Property has been issued after 1 July 1997 no asbestos report has been established.

13.4.5	Report on internal gas installations

A.	Recall of regulations

The Parties declare they are perfectly aware of the provisions of Article L.134-6 of the French Building and Housing Code on the protection of purchasers and owners of buildings which incorporate internal gas installations.

B.	Non-applicability of the regulations

Since no part of the Real Property Asset is used as a dwelling, it is not included in the scope of application of the provisions of Article L.134-6 of the French Building and Housing Code.

13.4.6	Report on internal electrical installations

A.	Recall of regulations

The Parties declare they are perfectly well aware of the provisions of Article L.134-7 of the French Housing and Building Code on the safety of internal electrical installations.

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B.	Non-applicability of the regulations

Since no part of the Real Property Asset is used as a dwelling, it is not included in the scope of application of the provisions of Article L.134-7 of the French Building and Housing Code.

13.4.7	Report on natural and technological hazards

A.	General regulations

The provisions of Article L. 125-5 of the Environment Code are literally set forth hereinafter:

“ I. - The purchasers or tenants of real property located in zones covered by a required or approved plan for the prevention of technological hazards or a plan for the prevention of foreseeable natural hazards or in seismic zones defined by decree following consultation of the French Council of State (Conseil d'Etat) shall be informed by the Vendor or the lessor of the existence of the hazards referred to in said plan or said decree. For said purpose, a report on natural and technological hazards shall be drawn up based on information made available by the Prefect. In the event of sale of the Property, the report shall be produced in accordance with the conditions and procedures provided for in Articles L. 271-4 and L. 271-5 of the Building and Housing Code.

II. – In the event of the leasing of the Property, the report on natural and technological hazards shall be provided to the new tenant in accordance with the conditions and procedures provided for in Section 3-1 of Act No. 89-462 of 6 July 1989 which aims to improve relations between lessor and lessee and which amends Act No. 86-1290 of 23 December 1986.

III. – The préfet shall draw up the list of districts where the provisions of I and of II are applicable as well as, for each district in question, the list of hazards and the documents to be taken into account.

IV – when a developed property sustained an incurred loss which gave rise to the payment of proceeds under Article L. 125-2 or Article L. 128-2 of the French Insurance Code, the vendor or the lessor of the property is required to inform in writing the purchaser or the tenant of any incurred loss that has occurred while it was the owner of the property or of which it itself was informed under these provisions. In the event of the sale of the property, said information is mentioned in the notarised agreement recording the completion of the sale.

V – In the event of non-compliance with the provisions of this article, the purchaser or the tenant may bring a legal action to cancel the agreement or request the court to decrease the price.”

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Les Parties déclarent avoir parfaite connaissance des dispositions des textes relatifs à l’information sur les risques naturels et technologiques majeurs et particulièrement des dispositions des articles L.125-5 & R 125-23 à R 125-27 du Code de l’environnement comportant obligation d’annexer, notamment à toute promesse ou acte de vente d’un bien immobilier, un état des risques naturels et technologiques établi depuis moins de 6 mois avant la conclusion du contrat, fondé sur les informations transmises par le Préfet du département au Maire de la commune où est situé le Bien Immobilier (ci-après l’ « E.R.N.M.T »).

B.	Report on Natural, Mining and Technological Risks

Having regard to the district of Beychac et Caillau

-            No plan for the prevention of foreseeable natural hazards has been approved/ adopted for the district of Beychac et Caillau;

-            No plan for the prevention of technological hazards have been approved or required for the district of Beychac et Caillau;

-            No plan for the prevention of mining hazards is applicable;

-            The Real Estate Property hereunder is located in a zone 2 seismic level (low uncertainty) and for new constructions, extensions, additions of heights or conversions, the rules laid down in Articles L. 111-26 and R. 111-38 of the Building and Housing Code should be complied with, in particular, relating to the technical inspection.

The Vendor has submitted to the Purchaser which acknowledges same, a Report on Natural, Mining and Technological Risks [E.R.N.M.T.] prepared on 16 October 2014 pursuant to the model defined by Ministerial Decree.

A copy of the E.R.N.M.T. is appended with the following documents:

- prefectoral decree of 20 November 2012,

- prefectoral decree of 29 October 2012,

- summary sheet.

(Schedule 7. E.R.N.M.T).

The Purchaser declares it is fully aware of the information communicated by the prefecture of Gironde.

A.	Declarations

•	Declaration of the Purchaser:

The Purchaser declares it is perfectly aware of the provisions of the E.R.N.MT and that it could assess the nature of any risks indicated in the E.R.N.M.T., acknowledging that by production of the E.R.N.M.T., the Vendor has duly fulfilled its obligation of providing information on natural and technological risks.

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•	Declaration of the Parties on claims the consequence of natural or technological disasters:

•	Declaration by the Vendor:

The Vendor declares for its part that:

-	since it became the owner of the Real Property Asset, the latter has not been the subject of any claim giving rise to payment of an indemnity pursuant to Article L. 125-2 or Article L. 128-2 of the French Insurance Code;
-	that it has not been informed, in application of the provisions of Article L 125-5 of the French Environmental Code of any such claim affecting the Real Property Asset.

13.4.8	Survey of energy performance

A.	Recall of regulations

The Parties declare they are perfectly well aware of the provisions of Articles L.134-1 to L.134-5 of the French Building and Housing Code, requiring vendors to make available to the purchaser a survey of the energy performance of the Real Property Asset which includes the quantity of energy actually consumed or estimated for a standardized use of the Real Property Asset and its classification according to reference values.

B.	Energy performance survey

The Vendor has submitted to the Purchaser an energy performance survey prepared on 6 October 2014 by the company SOCOTEC, which proved its compliance with Article L 271-6 of the French Building and Housing Code by production of a sworn statement prepared pursuant to Article R 271-3 of said Code.

A copy of the survey is appended.

(Schedule 8. Energy performance survey).

The Purchaser, for its part, acknowledges and declares it will be personally responsible on such matters without any recourse against the Vendor.

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13.5	Mandatory environmental authorisations

13.5.1	Regulations on facilities classified for the protection of the environment

Applicable law

The drafter hereof informs the Parties of the provisions of Article L. 514-20 of the Environment Code set forth hereinafter:

“When a facility subject to authorisation or registration was operated on land, the vendor of said land is bound to inform the purchaser thereof in writing. It shall also inform, insofar as it is aware thereof, of important dangers or drawbacks arising from the operation.

If the vendor is the operator of the facility, it shall also inform the purchaser in writing if its business activity involved the handling or storage of chemical or radioactive substances. The deed of sale shall attest that said formality has been carried out.

Failing compliance, the purchaser may opt to take legal action to cancel the agreement or to obtain a refund of a part of the price; the purchaser may also request that the land be rehabilitated at the vendor’s expense when the cost of said rehabilitation does not seem to be out of proportion to the sale price.”

Data base

For all useful purposes, the Vendor produces hereunder:

ENVIRONMENTAL SURVEY POLLUTED SITES AND GROUND

The findings of the survey that SOCOTEC carried out on 21 January 2013, which is appended to the electronic medium (schedule 9), are literally set forth hereinafter:

“As part of a property project on land located in Beychac et Caillau 33000, you wished that SOCOTEC HSE carry out a survey to identify the presence of potential sources of pollution of the ground.

Said study was carried out in accordance with the national policy of management of polluted sites and grounds via various documents provided on 8 February 2007 and drawn up by the Ministry for Ecology and Sustainable Development.

A toute fin utile, le Vendeur produit aux présentes :

8.1. IMMEDIATE RECOMMENDATIONS – EMERGENCY MEASURES

During our presence on the site, we did not record dangerous situations that would contribute directly to the current contamination of ground (leaking barrels and run-off of products to the ground, etc.).

8.2. FINDING

The project relates plots Nos. 300 to 306 and 237 of section F of Beychac et Caillau 33000 for a surface area of 24,234 sq.m. The woods on the land are being cleared.

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Based on the information in our possession, there were farming and wine growing activities on the site being studied up to the end of the 1980s beginning of the 1990s. Since then, the land has been wooded but there is no activity. The land is currently being cleared (December 2012).

The investigation campaign has checked the quality of the ground to the right of the land being studied. The analyses carried out on samples taken have highlighted:

-            of trace metal concentrations consistent with concentrations currently encountered in urban ground in France and/or very much below the maximum of normal ground. However, said values are overrun for copper on samples E1 and E2 (maximum of 89 mg/kg MS =;

-            of organochloride pesticide concentrations below the quantification limits. Only a concentration of copper has been highlighted on the site being studied (composite sample E1 and E2 with a maximum of 89 mg/kg MS) in the northwest area. Because said zone will be used mainly as a coated road, because the future use of the site will be industrial, because the green area zone will be very restricted in said area of your project (without sensitive use) and because the time of presence of future users will be slight, earth with a concentration of copper may be kept as part of your project without a special recommendation”.

BASOL

The BASOL data base, developed by the Ministry of Ecology, Energy, Sustainable Development, Transport and Housing – General Prevention and Risks Division (DGRP ) lists the polluted (or potentially polluted) sites and grounds that call for preventive or remedial action by public authorities (http://basol.environnement.gouv.fr).

No site has been listed on the district of Beychac et Caillau as evidenced by the consultation of said data base on 29 July 2014, of which a copy is appended hereto after reference (schedule 1).

BASIAS

The BASIAS data base, developed by the Bureau of Geological and Mining Resources for the Ministry of Ecology, Energy, Sustainable Development, Transport and Housing, proposed an inventory of industrial sites and service activities, in operation or note, that are liable to cause pollution (http://basias.brgm.fr).

Based on consultation of said database on 29 July 2014, ten (10) sites are listed in the district of Beychac et Caillau, of which two are located in Canteloup representing:

-            the operation, still in operation, by Garage Relais de Canteloup, activities,

-            the operation, still in operation, by Station Total RN 89.

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A copy of the mapping of sites (schedule 40) lists the sites listed in the district of Beychac et Caillau (schedule 41) and detailed sheets of the two aforementioned operations are enclosed herewith and appended hereto (schedules 42 and 43).

Base of the inspection of classified facilities (site of the Ministry of Ecology, Energy, Sustainable Development, Transport and Housing)

The data base of the inspection of classified facilities which may be consulted on the website of the Ministry of Ecology, Energy, Sustainable Development, Transport and Housing (http://installationsclassees.ecologie.gouv.fr/index.php) list the facilities subject to authorisation and in particular the SEVESO classified sites.

Based on consultation of said data base on 29 July 2014, seven (7) sites have been listed on the district of Beychac et Caillau.

A copy of the list of sites listed on the district of Beychac et Caillou is appended hereto after reference (schedule 2).

Base of the inspection of classified facilities (site of the Ministry of Ecology, Energy, Sustainable Development, Transport and Housing)

The data base of the inspection of classified facilities which may be consulted on the website of the Ministry of Ecology, Energy, Sustainable Development, Transport and Housing (http://installationsclassees.ecologie.gouv.fr/index.php) list the facilities subject to authorisation and in particular the SEVESO classified sites.

Based on consultation of said data base on 29 July 2014, seven (7) sites have been listed on the district of Beychac et Caillau.

A copy of the list of sites listed on the district of Beychac et Caillou is appended hereto after reference (schedule 3).La base de données de l’inspection des installations classées, consultable sur le site du MEEDDAT (http://installationsclassees.ecologie.gouv.fr/index.php), recense les installations soumises à autorisation, et notamment les sites classés SEVESO.

Declaration Facilities Classified for Protection of the Environment

The Vendor also represents that SCCV Canteloup filed a declaration under the regulations applicable to Facilities Classified for the Protection of the Environment under column 2925 “accumulators (… load workshops)”.

A copy of the declaration file is appended hereto after reference (schedule 45).

The copy of receipt No; 17500 issued by the Prefecture of the Gironde on 12 November 2012 have been provided in the Data room.

The Vendor vouches that it shall obtain from operators, prior to the reiteration of this agreement by notarised agreement, the transfer of Facilities Classified for Protection of the Environment to the operators.

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The Vendor shall carry out all necessary formalities with the Prefecture of the Gironde.

Vendor’s representation

The Vendor represents that as far as it is aware that:

-            no transformer containing PCBs or PCTS, commonly known as pyralene, is operated on the site as of today’s date,

-            it has not received any report or any complaint or proceedings relating to a warehousing of products, materials, substances, preparations, packaging or waste on the ASSET in violation of the applicable regulations,

-            no judgement or no order or no court or administrative decision has compelled or ordered the Vendor to remedy a disturbance caused to the environment or to clean the site on which the Asset is located and that it is not aware of any judgement or order or court or administrative decision that compels or orders the occupants of the Asset to stop all or some of their activities following a disturbance of neighbourhood or any pollution, to remedy a disturbance caused to the environment or to clean the site on which the real property assets and rights in rem hereunder are located.

Purchaser’s representation

The Purchaser represents that it is satisfied with the Vendor’s representations and formalities and in consequence it waives invoking the provisions referred to in Article L. 514-20 (2) of the Environment Code which authorises it, failing said information, to request the cancellation of the sale or the return of a part of the price or else the restoration of the site at the Purchaser’s expense when the cost of said restoration seems to be out of proportion with the price.

Hydrocarbon tank

The drafter hereof reminds the parties of the provisions of article 28 of the ministerial order of 1 July 2004 which defines the technical and safety rules applicable to the storage of oil products in premises not provided for under the law on classified facilities or the regulations on public access buildings literally set forth hereinafter:

Article 28:

“Measures must be taken in the event of any abandonment (definitive or provisional) of a tank so as to avoid any risk of the build-up of steam:

-            oil change, oil dumping and cleaning,

-            backfilling of the tank (the product used for neutralisation must cover the entire surface of the internal wall of the tank),

-            or the withdrawal thereof.

The undertaking that carries out said operations shall provide the user with a certificate of warranty relating to the proper implementation of stabilisation operations referred to above.

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If the abandonment follows the modification of the heating facilities, the undertaking carrying out operations must comply with said measures.”

The Vendor represents that there are no hydrocarbons on the Asset.

13.5.2	Ground study

It is specified here that INGESOL, grounds and materials engineer, located at 19 rue Pablo Neruda, Villenave d’Ornan 33140, carried out the ground study “file 12L554” on 23 April 2012; a copy thereof is appended hereto after reference (schedule 29).

Chapter IV of said report includes various recommendations. The Parties do not require the undersigned civil law notary to literally relate the purport of said report and represent that they have read it as it had been made available to the Purchaser prior to signing this agreement on the electronic information space as well as the supplementary note prepared by the company named INGESOL, on 26 February 2013, on absolute compaction, of which the Parties declare they have full knowledge.

13.5.3	Legionella

A.	Recall of regulations

The Parties declare they are perfectly aware of the regulations on the prevention of risks linked to legionella in at-risk installations and in public access buildings and notably Circular No. 98-771 of the Ministry of Employment and Solidarity of 31 December 1998.

B.	At-risk Installations

The Vendor declares:

-	that to its knowledge, the Real Property Asset does not incorporate any such at- risk installation,
-	that no case of legionella has been notified to it concerning the Real Property Asset.

The Purchaser acknowledges communication in the Information Pack of details of the analysis reports for the Real Property Asset, and declares it will be personally responsible for the situation of the Real Property Asset having regard to the risks associated with legionella, without any recourse against the Vendor.

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13.6	Administrative authorisations – Works

13.6.1	Administrative authorisations

A.	Building permit

The Vendor represents that:

-            a building permit application for the construction of a storage building with a floor area of 12,521 sq.m. and of adjoining offices of a floor area of 1,622 sq.m. has been filed by Mr Pascal LECHENE on behalf of SCCV CANTELOUP on 6 August 2012; the copy of said application is appended hereto after reference (schedule 10).

-            a building permit order has been issued by the mayor of Beychac et Caillou on 26 October 2012 under number PC 033 049 12 Z0016; the copy of said order is appended hereto after reference.

-            the building permit was duly displayed as recorded by the judicial officer reports of 2 November 2012, 3 December 2012 and 3 January 2013, of which copies are appended hereto after reference.

-            no claim or administrative withdrawal has been filed against the aforementioned building permit as evidenced by a letter from the town hall of Beychac et Caillou on 12 February 2013; the copy is appended hereto after reference.

-            started the site on 5 March 2013 as evidenced by the site start-up declaration filed by Mr Pascal LECHENE on behalf of SCCV Canteloup; the copy is appended hereto after reference.

-            it has attested to the completion and compliance of constructions on 6 January 2014 as evidenced by a declaration attesting the completion and compliance of constructions received at the town hall on 22 January 2014; the copy is appended hereto after reference.

-            it has obtained an attestation of non-contesting of compliance issued by the town hall of Beychac et Caillou on 12 August 2014; the copy is appended hereto after reference.

-            a building permit application for the construction of an extension to the storage building, the modification of the surrounding areas and the façade has been filed by Mr Pascal LECHENE on behalf of SCCV CANTELOUP on 13 May 2014; the copy of said application is appended hereto after reference.

-            it has obtained a building permit order issued by the town hall of Beychac et Caillou on 27 August 2014 under number PC 033 049 14 X0008; the copy of said order is appended hereto after reference.

The Vendor represents that the building permit for which the application was filed on 27 August 2014 has not been implemented and that it shall not undertake any work in said respect.

For proper order and for all useful purposes, the Vendor represents that:

-            it obtained, on 5 June 2012, an order of transfer of the permit issued on 12 January 2012 under number PC 033 049 11 X0021; a copy of said order of transfer is appended hereto after reference.

-            It obtained, on 27 November 2012, an order of withdrawal of the permit issued on 12 January 2012 under number PC 033 049 11 X0021; a copy of said order of transfer is appended hereto after reference.

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Lastly, the Vendor represents that the Asset already benefits in favour of Atlantique Gascogne of:

-            a decision of non-objection to the prior declaration of 11 February 2012 under number DP 33 049 11 X0018; a copy of said declaration is appended hereto after reference.

-            a developer’s permit of 12 January 2012 under number PA 33 049 11X0001; a copy of said developer’s permit is appended hereto after reference.

For proper order and for all useful purposes, the Vendor represents that said two authorisations have become inapplicable on account of the issue of the building permit order issued by the mayor of Beychac et Caillou on 26 October 2012 under number PC 033 049 12 Z0016 relating to the entire land footprint of the previously authorised subdivision and that the envisaged work and division have not been implemented.

-            an order by the préfet (chief government officer) to clear land on 5 January 2012 under number No. 11-073; a copy of said order is appended hereto after reference.

-            a transfer of the Purchaser of the authorisation to clear land as it ensues from a letter from the Prefecture of Gironde of 5 June 2012; a copy of said letter is appended hereto after reference.

For complete information, the Vendor specifies that the aforementioned development permit and the authorisation to clear land have been duly displayed as recorded by the judicial officer’s reports of 19 January 2012, 20 February 2012 and 19 March 2012, of which copies are appended hereto after reference (schedule 25).

A copy of these documents is appended hereto after reference (Schedule 9)

13.6.2	Advisory Maintenance File

Since construction of the Real Property Asset commenced after 30 December 1994, it falls within the scope of application of law No. 93-1418 of 31 December 1993; in consequence, the advisory maintenance file provided at Article L. L 4532-16 of the French Labour Code, was prepared for the Real Property Asset by the company SOCOTEC, referred to above, on 30 January 2014, and is communicated in the Information Pack.

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13.7	Root of title

13.7.1	Origine de propriété immédiate

The Vendor owns the Asset covered by this agreement following the purchase it made from:

For the plot recorded on the land register at section E number 1329

Mr Laurent Jean Luc RECLUS, wine grower, residing at 37 bis Avenue du Stade, Vayres 33870,

Born in Libourne 33500, on 22 September 1963,

Divorced from Mrs Fabienne LABORDE pursuant to a judgement entered by the Bordeaux Regional Court (Tribunal de Grande Instance) on 12 January 1999 and who has not remarried.

In consideration of a principal amount receipted in said deed.

Pursuant to a deed recorded by Maître SANCHEZ-ORTIZ, civil law notary, in Libourne, on 9 August 2012, of which a notarised copy has been registered with the property registration service of Bordeaux 3rd, on 21 September 2012, volume 2012P, number 15248.

For the plots recorded on the land register at section E numbers 237, 300, 301, 302, 303, 304, 305 and 306

Atlantique GASCOGNE, a French limited company (société anonyme) with share capital of €228,673.53, having its registered office at Espace Mérignac Phare, rue Alessandro Volta, Mérignac (Gironde), identified under SIREN number 380 249 029 and registered with the Bordeaux Trade and Companies Register.

In consideration of the principal amount receipted in said deed.

pursuant to a deed recorded by Maître CROQUET, civil law notary, in Ambarès, on 2 May 2012, of which a notarised copy has been registered with the property registration service of Bordeaux 3rd, on 3 September 2012, volume 2012P, number 14342.

13.7.2	Earlier root of title

For the plot recorded on the land register at section E number 1329

The root of title in the aforementioned deed of 9 August 2012 is literally set forth hereinafter:

“The real property asset covered by this agreement is owned by Mr RECLUS following the following acts and legal proceedings:

Under a judgement entered at the auction hearing of the Bordeaux Regional Court on 9 November 1995, the ASSET in question was awarded to the VENDOR.

This public auction took place following proceedings brought against:

Mr Jean-Clause VEYSSIERE, spouse of Janny Madeleine LEGRAND, born on 4 December 1940, 33 rue de Lamberte, 33500 Libourne

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And Mrs Jean-Claude VEYSSIERE née Janny Madeleine LEGRAND, born on 3 June 1939, 33 rue de la Lamberte, 33500 Libourne,

Further to the particulars of sale drawn up by Maître COCHET, lawyer admitted to the Bordeaux Bar and after the completion of public disclosure formalities imposed by Articles 696 and 699 of the French Code of Civil Procedure (Code de procedure civile).

Said public auction took place with the greatest importance, in addition to the condition of paying the expenses of the sale, in consideration of the price of five hundred and twenty three thousand francs (Ffrs 523,000).

Said price was paid and deposited in full with Maître Jean-Pierre COCHET as it evidenced by a receipt of 12 December 1995 by the Bordeaux Regional Court.

The enforceable copy of said judgement was registered with the 3rd mortgage registry of Bordeaux on 5 March 1996, volume 1996P number 2714bis”.

The earlier root of title mentioned in the memorandum appended to the deed of 9 August 2012 is appended hereto after reference (schedule 9).

For the plots recorded on the land register at section E numbers 237, 300, 301, 302, 303, 304, 305 and 306.

The root of title in the aforementioned deed of 2 May 2012 is literally set out hereinafter:

“The real property assets covered by this agreement are owned by Atlantique Gascogne following purchase from:

-            Mrs Martine Jeanne Marie ARNAUD, housewife, spouse of Mr Heurt Paul Louis de BODIN de GALEMBERT residing at 1 allée Bouillot, Archacon, Gironde,

Born in Paris 75017 on 7 May 1934

-            Mrs Josette Marie Denise ARNAUD, housewife, spouse of Mr Fernando MARANON RICHI residing at 5 Fray Juan Gil, Madrid, Spain

Born in Biganos, Gironde, on 27 May 1937

-            Mr Eric Jean Henri ARNAUD, engineer, spouse of Mrs Claudette TABAGLIO residing at 3 Sente de l’Abbé Suger, Vaucresson, Hauts de Seine,

Born in Bordeaux, Gironde, on 2 November 1939,

-            Miss Florence Marie Martine ARNAUD, retired, residing at 31 rue d’Assas, Paris 75006, single

Born in Bordeaux, Gironde, on 2 December 1945

-Mr Hubert Jean Faut ARNAUD, engineer, spouse of Mrs Béatrice FOUCAULT, residing at 7 rue Saint Simon, Paris 75007,

Born in Bordeaux, Gironde, on 15 February 1949

-            Mr Didier Jean Henri ARNAUD, architect, spouse of Mrs Laurence Adeline Marie Toinon de CASO residing at 2 rue de la Caille, Sèvres, Hauts de Seine,

Born in Cauderan, Gironde, on 25 January 1953

Under the terms of a deed recorded by Maître CROQUET, civil law notary, in Ambarès et Lagrave, on today’s date and of which a notarised copy shall be registered with the mortgage registry of Bordeaux III, prior hereto.Pour les parcelles cadastrées section E numéros 237, 300, 301, 302, 303, 304, 305 et 306

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EARLIER ROOT OF TITLE

Said asset is part of the ARNAUD undivided ownership following the acts and under the following deeds:

I/ Under the terms of a deed drawn up by Maître Joseph ADENIS LAMARRE, civil law notary, in Bordeaux, on 18 July 1967, registered with the Bordeaux 2nd AC, on 23 August 1967, volume B, folio 9, form 1025 No. 2 – 3989, received five thousand five hundred francs,

It was set up for a 50 year term between:

-            Mrs Marie Anne Lyse PAUL, housewife, spouse of Mr Jean Claude ARNAUD née residing at Facture, Gironde,

Born in Paris 75017, on 5 May 1911

-            Mr Jean Claude Camille ARNAUD, retired, spouse of Mrs Marie Aune Lyse PAUL, residing at 291 Boulevard de la Plage, Arcachon, Gironde

Born in Paris 75017, on 6 December 1909

-            Mr Michel Jean Jacques PAUL, engineer, spouse of Mrs Marguerite EIFFEL, residing at Château Bel Air, Vayres, Gironde,

Born in Bordeaux, Gironde, on 19 January 1909,

-            Mrs Marguerite EIFFEL, housewife, spouse of Mr Michel Jean Jacques PAUL, residing at Château Bel Air, Vayres, Gironde

Born in Salleboeuf, Gironde, on 6 September 1905

The French private non-trading farm company having its registered office at locality “Jean Dugay”, les Tilleuls, Beychac et Caillau.

The company’s capital had been set at ONE HUNDRED AND FIFTY THOUSAND FRANCS (Ffrs 150,000) divided into one thousand five hundred shares of one hundred francs each, allocated to the shareholders.

The shareholders contributed, in particular, the plots now sold:

In proportion to their respective contributions, the capital has been divided, as follows:

-            to Mrs ARNAUD, 1,060 shares, bearing numbers 1 to 1,060

-            to Mr and Mrs ARNAUD, 40 shares, bearing numbers 1,061 to 1,100,

-            to Mr PAUL, 300 shares, bearing numbers 1,101 to 1,400,

-            to Mr and Mrs PAUL, 100 shares, bearing the numbers 1,401 to 1,500.

NOT APPEARING IN THE LITERAL RETRANSCRIPTION BUT BY CLARIFICATION IN THE INTEREST OF THE PARTIES:

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Under the terms of a rectifying deed drawn up by Maître Joseph ADENIS LAMARRE, civil law notary, in Bordeaux, on 29 January 1970, registered with the second mortgage registry of Bordeaux, on 3 February 1970, volume 5921, number 3,

The description of the plots contributed to SOCIETE CIVILE AGRICOLE DU DOMAINE DE JEAN DUGAY under the terms of the aforementioned deed of 18 July has been completed and for this purpose the plots recorded on the land register at Section E numbers 300, 301, 302 and 303 have been contributed.

In consequence, under the terms of a rectifying deed drawn up by Maître Jean Michel LAVERGNE, civil law notary, in Creon, of 24 December 1987 and 16 September 1988, registered with the second mortgage registry of Bordeaux, on 20 October 1988, volume 14792, number 23,

It was specified that SOCIETE CIVILE AGRICOLE DU DOMAINE DE JEAN DUGAY owned the plot recorded on the land register at section E number 304 and that said plot was wrongly allocated to Mrs LANDREAU née COUSSEAU.

II / Under the terms of a deed recorded by Maître DESQUEYROUX, a civil law notary in Bordeaux, on 14 September 1970, registered at Bordeaux Nord, on 18 September 1970, form 1785, No. 17019 received one thousand six hundred and eighty francs.

Mr and Mrs ARNAUD, named above,

The three hundred shares bearing numbers 1,101 to 1,400 owned by Mr PAUL and the one hundred shares bearing numbers 1,401 to 1,500 owned by Mr and Mrs PAUL,

of the non-trading company “SOCIETE CIVILE AGRICOLE DU DOMAINE DE JEAN DUGAY”,

in consideration of the principal price of FORTY THOUSAND FRANCS (Ffrs 40,000) paid in immediately available funds and receipted in the deed.

Under the terms of article 8 of the Memorandum and Articles of Association, it was stipulated that the shares were freely assignable and transferrable between shareholders.

Mr ARNAUD, acting in his capacity as director of said company, appointed to said office under the terms of article 12 of the Memorandum and Articles of Association, has stated that he accepts this assignment and exempts the assignees from notifying it to the company in accordance with the provisions of Article 1690 of the French Civil Code (Code civil).

III/ DEATH OF Mrs ARNAUD

Mrs ARNAUD, named above, died at 42 Boulevard Jourdan, Paris 75014, on 25 July 1983,

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Leaving to receive her estate:

1°) her surviving spouse,

Mr ARNAUD, named above, in joint estate under the terms of their marriage settlement drawn up by Maître DEVALLEE, civil law notary, in Paris, on 28 June 1933, prior to their marriage celebrated at the town hall of Paris 75017 on 10 July 1933

Statutory beneficial owner of ¼ of the assets part of her estate under Article 767 of the Civil Code.

2°) and for heirs:

Mrs de BODIN de GALEMBERT,

Mrs MARANON RICHI,

Mr Eric ARNAUD,

Miss ARNAUD,

Mr Hubert ARNAUD,

Mr Didier ARNAUD,

Her sole children from her marriage, heirs jointly for the entire estate or dividedly each for 1/6.

As said capacities were recorded in a deed recorded by Maître ADENIS LAMARRE, civil law notary, in BORDEAUX, on 24 December 1983.

The 1,500 shares of the non-trading company “SOCIETE CIVILE AGRICOLE DU DOMAINE DE JEAN DUGAY” are then owned, undividedly between them, by Mr Jean ARNAUD and her 6 children, to wit:

-            Mr ARNAUD, being entitled to the full ownership of his rights, i.e. half of the 440 shares part of the joint estate that existed between him and Mrs PAUL and to beneficial ownership of ¼ of the 1,280 shares of said company.

-            And his six children, being entitled, undividedly between them, to the bare ownership of ¼, for beneficial ownership of Mr ARNAUD and to the full ownership of ¾ of the 1,280 shares of said non-trading company “SOCIETE CIVILE AGRICOLE DU DOMAINE DE JEAN DUGAY”.

IV/ Under the terms of a deed recorded by Maître ADENIS – LAMARRE, civil law notary in Bordeaux, on 24 September 1984, registered in Bordeaux Centre, on 11 October 1984, form 545 No. 4, received three hundred and fifty francs.

Mr Jean Claude Camille ARNAUD, named above, has his 6 children, named above,

The full ownership of half of the 440 shares of “SOCIETE CIVILE AGRICOLE DU DOMAINE DE JEAN DUGAY” part of the joint estate that existed between him and Mrs Marie Aime Lyse PAUL, his deceased spouse, who died first,

And his beneficial ownership undividedly with his 6 children,

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Of half of the 440 shares of the “SOCIETE CIVILE AGRICOLE DU DOMAINE DE JEAN DUGAY” part of the joint estate that existed between him and Mrs PAUL, who died first, and of the 1,060 shares part of the estate of said Mrs PAUL, his spouse, who died first.

V/ In accordance with Act No. 2011-420 of 15 May 2001, as the non-trading company “SOCIETE CIVILE AGRICOLE DU DOMAINE DE JEAN DUGAY” had not been registered prior to 1 November 2002, the company is no longer a legal entity

In consequence, the assets located at Beychac et Caillau are in undivided ownership between the shareholders of said company in accordance with the provisions of Article 1872 (2) of the Civil Code and they now own them in undivided ownership for all assets, i.e. up to 1/6th each.

The asset was valued at €130,000 in said deed.

As recorded in the terms of a certificate of title drawn up by Maître de LAPASSE, civil law notary, in Paris, on 2 May 2012, of which a notarised copy was registered with the mortgage registry of Bordeaux III, prior hereto”.

13.7.3	Submission of Titles

The Vendor shall not be bound to submit any title deed to the Purchaser who remains subrogated in all rights of the Vendor to have delivered at its expense to it in the capacity of Purchaser all dispatches or excerpts from deeds or judgements concerning the Real Property Asset.

It acknowledges that the Vendor has fulfilled its obligation to deliver the Real Property Asset under the terms of Article 1605 of the French Civil Code; in consequence the Purchaser waives any termination action and notably that under Article 1610 of the French Civil Code.

13.8	Mortgage situation

13.8.1	Mortgage report

A mortgage report issued by the BORDEAUX 3rd Bureau Property Register department on 14 November 2014, of which a copy remains appended, does not indicate the existence of any registration of encumbrance or mortgage charged to the Real Property Asset.

(Schedule 9. Mortgage Report)

Except for the registration of a conventional mortgage for the benefit of CAISSE D'EPARGNE ET DE PREVOYANCE AQUITAINE POITOU-CHARENTES against the Vendor in an amount in principal of €12,150,000 and €1,215,000 accessories, with a final effective date of 5 May 2031.

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By letter of 18 December 2014 the registered creditor confirmed agreement to discharge of the aforementioned registration against payment of an amount of TWELVE MILLION THREE HUNDRED AND EIGHTY SIX THOUSAND FIVE HUNDRED AND EIGHTY SEVEN EURO AND SIXTY EIGHT CENTS (€12,386,587.68).

The deed of discharge of the aforementioned registration is regularised today, following recording of the deed by Maître Xavier BOUCHE, acting notary, concomitantly with this Deed.

The Vendor declares that to its knowledge the mortgage situation has not changed since the date of issue of the aforementioned mortgage report.

13.8.2	Accessory agreements on rights in rem which may encumber the Real Property Asset

If on publication of the Sale, the mortgage report issued following said formality reveals the existence of registrations, transcriptions, prior publicity or statements encumbering the Real Property Asset, attributable to the Vendor and previous owners, said Vendor shall, at its expense, require the discharge and certificates of striking out of said registrations or rejection of transcriptions or publicity and statements within one month of an notice of cancellation with mutual agreement sent to the address for service hereunder.

14.	FINANCIAL RELATIONS BETWEEN THE PARTIES

All the financial movements referred to this Article shall be recorded by the accounts department of the undersigned acting notaries.

14.1	Pro-rata accounts

14.1.1	Leasing Situation

A.	Guarantee Deposits

The Purchaser declares that it received this day from the Vendor through the accounts department of the undersigned acting notaries, the amount of the guarantee deposits received from Lessees in a global amount of THREE HUNDRED AND SIXTY THOUSAND FIVE HUNDRED AND FORTY THREE EURO AND EIGHTY THREE CENTS (€360,543.83).

The Vendor authorises the acting notary to deduct the amount of THREE HUNDRED AND SIXTY THOUSAND FIVE HUNDRED AND FORTY THREE EURO AND EIGHTY THREE CENTS (€360,543.83) from the Price, and submit it to the Purchaser through the accounts department of the acting notaries.

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B.	Pro-rata rents

The Parties have this day calculated the pro-rata rents due from Lessees owed to the Purchaser between this day and the final day of the current civil quarter, increased by the amount of rent inclusive of all tax for the first quarter of 2015, already called by the Vendor; the total amount is THREE HUNDRED AND SEVENTY ONE THOUSAND FIVE HUNDRED AND SIXTY THREE EURO AND THIRTY FIVE CENTS (€371,563.35), an amount which the Vendor has this day submitted, through the accounts department of the undersigned acting notaries. to the Purchaser which acknowledged same and issued a discharging receipt therefore.

The Vendor authorises the acting notary to deduct the amount of THREE HUNDRED AND SEVENTY ONE THOUSAND FIVE HUNDRED AND SIXTY THREE EURO AND THIRTY FIVE CENTS (€371,563.35), from the Price and to submit it to the Purchaser through the accounts department of the undersigned acting notaries.

14.1.2	Tax

A.	Property tax and charge for collection of household waste

Since the property tax has been fully invoiced by the Vendor to the Lessees pursuant to the terms of the Leases, no pro-rata reimbursement of property tax shall be made this day between the Parties.

14.1.3	Discharging receipt

Following the above payments, the Parties issued mutual discharging receipt without any reservations for the amounts paid.

14.2	Summary table of pro-rata amounts

	Charged to the Vendor	Charged to the Purchaser
Guarantee deposits	€360,543.83
Pro-rata rents	€371,563.35

14.3	Origin of funds

The Purchaser declares it paid the price from its own funds and bank loans.

Pursuant to Articles L 561-1 to L 574-3 of the French Monetary and Financial Code on combating money laundering of which the Purchaser declares it has full knowledge, the Purchaser declares:

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-	that the funds committed by it and to be committed do not originate from drug trafficking, defrauding the financial interests of the European Communities, corruption or organised crime or which may have contributed to financing terrorism (Article L. 562-2 paragraph 1);

-	that the transactions provided under the terms herein do not involve amounts which may have originated from drug trafficking, defrauding the financial interests of the European Communities, corruption or organised crime or which may have contributed to financing terrorism (Article L. 562-2 paragraph 1 - 2).

14.4	Foreign investments

The undersigned Notary recalled to the Purchaser having regard to the purchase transaction conducted, its obligations:

i) of information for statistical purposes to the departments of the Banque de France, Direction Générale des Etudes and des Relations Internationales, Direction de la Balance des Paiements, 31 rue Croix des Petits Champs, 75001 PARIS, pursuant to the provisions of Article R 152-3 of the French Monetary and Financial Code.

ii) of declarations to the departments of the Direction du Trésor, Ministère de l'Economie des Finances et de l'Emploi, 139, rue de Bercy, 75572 Paris Cedex 12, pursuant to the provisions of Article R 152-4 of the French Monetary and Financial Code.

The Purchaser acknowledges it has received all information and explanations from the undersigned notary regarding its obligations of information and declaration. It also declares it is in possession of a copy of Decree No. 2003-196 dated 7 March 2003 fixing certain procedures in Order No. 2003-196 of 7 March 2003 regulating financial relations with foreign countries, said document containing the information and the declaration to be provided to the departments concerned.

Finally, the Purchaser declares it will itself proceed to provide said information and declarations and dispenses the undersigned notary from carrying out such formalities.

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15.	MISCELLANEOUS PROVISIONS

15.1	Legal information

Pursuant to Article 32 of law No. 78-17 “Data Protection Act” of 6 January 1978 as amended, the Notarial Office avails itself of computer processing systems for the accomplishment of its notarial activities, notably formalities for deeds. To this end, the Office may record data concerning the parties and forward said data to certain administrations, notably the Property Register for the purposes of publicising deeds of sale for property, accounting and tax formalities. Either party may exercise its right to access and rectify data concerning them at ADSN: service Correspondent à la Protection des Données, 95 avenue des Logissons 13107 VENELLES, cpd-adsn@notaires.fr, 0820.845.988. Exclusively for deeds concerning the change of ownership of property, certain data on the property and its price, excluding any opposition by one party duly notified to the office, shall be transcribed into a property database for statistical purposes.

15.2	Declaration of sincerity

The Parties declare, subject to the penalties in Article 1837 of the French General Tax Code, that the Deed of Sale states the Price in full; they acknowledge they have been informed by the undersigned notary of the penalties that may be incurred should said declarations prove inaccurate.

The undersigned notary confirms that to his knowledge this deed has not been amended or contradicted by any counter-letter increasing the Price.

15.3	Correspondence - Notifications

15.3.1	Principle

Unless otherwise expressly provided, any notification to be made under this Deed shall be sent by fax or email, both being confirmed by registered letter with return receipt or by extra-judicial deed.

In the event of notification by registered letter with return receipt, the first presentation of the registered letter shall be deemed as receipt and therefore notification of the recipient.

Said notification shall be made for the attention of the following persons at the address shown in the article “Address for Service” above:

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VENDOR	PURCHASER

Name: SCCV Canteloup

c/o SARL EURIVIM

1 rue des Moulins de la Rousselière

44800 SAINT HERBLAIN

For the attention of: Monsieur Laurent COLOMBEL

Tel: 02 40 36 00 61

Fax: 02 40 36 03 58

E-mail: contact@eurivim.fr

Name: ARC GLOBAL II 12 rue de la Chaussée d'Antin 75009 Paris For the attention of: Monsieur Jamal DUTHEIL Tel: +44 (0)203 0111 593 Fax: +44 (0)203 0111 573 E-mail : Jamal.Dutheil@moorparkcapital.com

The above addresses and the names of persons authorised to receive notifications may be amended by the Parties by notifying the other party, under conditions specified in this article, of the new address or name of the new authorised persons. In any event, the address for service shall be located in metropolitan France excluding any other address for service outside said territory.

15.3.2	Deadlines

For calculating deadlines, the provisions of Articles 641 and 642 of the French Code of Civil Procedure shall apply.

15.3.3	Applicable law and jurisdiction

This Sale is governed by French law and shall be interpreted according to said law.

Any dispute arising from the Sale shall fall within the exclusive jurisdiction of the PARIS Court of Appeal.

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IN WITNESS WHEREOF prepared on fifty two (52) pages.

The Deed of Sale was prepared by the undersigned notary

The persons Party thereto or their representative were in attendance and their signature was collected by the notary.

And after reading out the Deed by the notary, the Parties to the Deed of Sale or their representative and the notary duly signed it.

Number:

Of words deleted:

Of lines deleted:

Of numbers deleted:

Of ruled blank spaces:

Of references:

Vendor

Purchaser

Acting Notary

Notary

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